ITEM 24 (b) EXHIBITS

8 (nn)

Amendment dated July 1, 2002, to Participation Agreement dated April 25, 1997,

among Annuity Investors Life Insurance Company, Strong Variable Insurance Funds, Inc.,

Strong Special Fund II, Inc. (n/k/a/ Strong Opportunity Funds II, Inc.),

Strong Capital Management, Inc., and Strong Funds Distributors Inc.

July 15, 2002

Mr. Jim Henderson

Annuity Investors Life Insurance Company

525 Vine Street, 7th Floor

Cincinnati, OH 45202

Re: Participation Agreement dated April 25, 1997, ("Agreement")

Dear Mr. Henderson:

We entered into the Agreement pursuant to which you provide administrative services ("Services") to customers who are the beneficial owners of shares of various investment companies (the "Funds") serviced by Strong Investor Services, Inc. ("Company") and distributed by Strong Investments, Inc. The Agreement and its corresponding Fee Letter dated April 25, 1997 (the "Fee Letter") specify the applicable Funds and the fees to be paid to you for the Services.

We would like to amend the Agreement by adding a new Account and by updating the list of Designated Portfolios, and the Fee Letter by updating the list of Funds and the applicable annual fee for the Funds. Accordingly, Exhibits A-1 and A of the Agreement and Exhibit A of the Fee Letter are deleted in their entirety and replaced with the attached exhibits, respectively.

If you agree with the terms of this letter amendment, please sign and date both copies of this letter and return one copy to me. If this letter amendment is signed and returned to Company by August 14, 2002, the effective date of this letter amendment shall be July 1, 2002.

Mr. Henderson

July 15, 2002

Page Two

Capitalized terms not defined in this amendment have the same meaning as given in the Agreement. Except as set forth above, the Agreement remains in full force and effect.

Very truly yours,

STRONG INVESTOR SERVICES, INC.

Robert G. Uecker, Jr.

Assistant Secretary

Accepted and agreed as of , 2002, by:

STRONG INVESTMENTS, INC. (formerly Strong Funds Distributors, Inc.)

Constant R. Wick

Assistant Secretary

Accepted and agreed as of , 2002, by:

STRONG OPPORTUNITY FUND II, INC. (formerly

Strong Special Fund II, Inc.), and

STRONG VARIABLE INSURANCE FUNDS, INC.

on behalf of the Designated Portfolios

EXHIBIT A

The following is a list of Designated Portfolios under this Agreement:

Strong Mid Cap Growth Fund II

Strong Opportunity Fund II (Investor Class)

Strong Opportunity Fund II (Advisor Class)

EXHIBIT A-1

Separate Accounts

Annuity Investors Variable Account A

Annuity Investors Variable Account B

Annuity Investors Variable Account C

EXHIBIT A to Fee Letter dated April 25, 1997

Subject to the terms of the Agreement and the Fee Letter, the Funds subject to this agreement and applicable annual fees are as follows:

Fund Annual Fee

Strong Opportunity Fund II, Inc.

Strong Opportunity Fund II (Investor and Advisor Class) 0.25%

Strong Variable Insurance Funds, Inc.

Strong Mid Cap Growth Fund II 0.25%

By:

Its:

Accepted and agreed as of , 2002, by:

ANNUITY INVESTORS LIFE INSURANCE COMPANY

By:

Its: